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ONESPAN INC.
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On May 28, 2021, OneSpan Inc. (the “Company”) issued a press release regarding the Company’s entry into a cooperation agreement. A copy of the press release can be found below.

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OneSpan Reaches Agreement with Legion Partners

Sarika Garg and Michael McConnell to Join the OneSpan Board of Directors after 2021 Annual Meeting

John Fox, Jean Holley and Matthew Moog to Leave OneSpan Board Over the Next Year

CHICAGO – May 28, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today announced that it has entered into an agreement with Legion Partners Holdings, LLC (together with its affiliates, “Legion”), which owns approximately 6.9% of the outstanding stock of OneSpan, pursuant to which two of Legion’s independent director nominees, Sarika Garg and Michael McConnell, will be appointed to the OneSpan Board of Directors following the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 9, 2021.

"Over the past several years, we have made tremendous progress in transforming OneSpan and evolving our Board to ensure we have the right skills to support those efforts,” said John N. Fox, Jr., Chairman of OneSpan. “As we welcome Sarika and Mike to the Board, I am confident the Board will be well composed to oversee the ongoing execution of our multi-year transformation to become a trusted identity solutions provider. We are pleased to have reached the agreement with Legion, and we look forward to working together toward our common goal of enhancing value for our stockholders and other stakeholders.”

OneSpan director Matthew Moog has announced he will not stand for re-election at the Annual Meeting, and Mr. Fox will step down as Chairman and retire from the Board by September 30, 2021. Jean K. Holley will retire from the Board at or prior to the 2022 annual meeting.

Mr. Fox continued, “As I look ahead to my retirement from the Board, I am committed to working closely with my fellow directors to execute an orderly transition. On behalf of all of us at OneSpan, I want to thank Matt and Jean for the years of dedicated service and guidance they have given to the Board.”

Chris Kiper, Managing Director of Legion, said, “As long-term investors in OneSpan, we believe the company has a tremendous opportunity to further enhance value for all stockholders. Sarika and Mike will bring highly relevant backgrounds and expertise to the Board to help the company achieve this goal. We appreciate the Board’s engagement and look forward to OneSpan’s future success.”

In connection with the appointment of these two new directors, OneSpan and Legion have entered into a cooperation agreement, including customary standstill and voting commitments. A copy of the agreement will be included as an exhibit to the company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Sarika Garg

Sarika Garg has served as Co-founder and Chief Executive Officer at Cacheflow Inc., a B2B embedded finance company currently in stealth, since October 2020. She is also a strategic advisor to Tradeshift Inc., where she previously served as Chief Strategy Officer responsible for product and go-to-market. Tradeshift is a cloud network and platform for supply chain payments, marketplaces and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup in 2015 to a leader currently valued at a $2.7B valuation. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

About Michael McConnell

Michael McConnell currently serves on the board of Vonage Holdings Corp. (Nasdaq: VG), a cloud communications provider, where he has served since 2019. He also serves as Chairman of the Board of Adacel Technologies Limited (ASX: ADA), a developer of air traffic management systems and technology, and previously served as a member of the board of directors beginning in 2017. Mr. McConnell’s prior board experience includes serving on the board of SPS Commerce, Inc. (Nasdaq: SPSC), a provider of cloud-based supply chain management services, from 2018 through 2019, and Spark Networks SE (NYSE: LOV), a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017. He also served as Spark Network’s interim executive chairman and chief executive officer during 2014, and he served as a non-executive director and as executive chairman of Redflex Holdings Ltd. (ASX: RDF), a provider of intelligent transport system solutions and services. Mr. McConnell also previously served on the board of Guidance Software, Inc. (Nasdaq: GUID), a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company managing private equity and hedge funds.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

Investor Contact

Joe Maxa

Vice President of Investor Relations

+1-312-766-4009

joe.maxa@onespan.com

Bob Marese

MacKenzie Partners, Inc.

+1-212-929-5500

OSPN-MPI@mackenziepartners.com

Media Contacts

For OneSpan

Sarah Hanel

Global Director of Corporate Communications

+1-312-871-1729

sarah.hanel@onespan.com

Bryan Locke / Mike DeGraff / Danya Al-Qattan

Sard Verbinnen & Co.

+1-312-895-4700

OneSpan-SVC@sardverb.com

For Legion

Sloane & Company

Joe Germani / Dan Zacchei

jgermani@sloanepr.com / dzacchei@sloanepr.com